Exhibit 16.1

March 8, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the Form 8-K dated March 8, 2017, of FlitWays Technology Inc. Except as noted in the next sentence, we are in agreement with the statements contained in the Item 4.01(a) thereof. We have no basis to agree or disagree with the second sentence of the first paragraph in Item 4.01(a) of such filing.

In addition, we have no basis to agree or disagree with any other statements of the registrant contained therein.

Very truly yours,

/s/ Squar Milner LLP

Newport Beach, California